                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in millions)
                                                             6 MONTHS
                                                               ENDED                    TWELVE MONTHS ENDED
                                                              JUNE 30,                      DECEMBER 31,
                                                             -------------------------------------------------------------------
                                                               1999        1998       1997       1996          1995        1994
                                                               ----        ----       ----       ----          ----        ----
EARNINGS
--------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES        $ 129.7    $ 1,002.7   $ 743.3   $   811.5    $   869.8   $   855.9

Add:

Amortization of previously capitalized interest                  5.8         10.7      11.0        11.6         11.7        10.2
Minority interest in net income of
    consolidated subsidiaries with fixed charges                10.3         33.6      45.1        45.9         30.1        16.9
Proportionate share of fixed charges of investees
    accounted for by the equity method                           2.6          4.8       6.5         5.1          5.3         2.5
Proportionate share of net loss of investees
    accounted for by the equity method                            --          0.2       0.1         2.7          0.5         0.2
                                                             -------    ---------   -------   ---------    ---------   ---------
               Total additions                                  18.7         49.3      62.7        65.3         47.6        29.8

Deduct:

Capitalized interest                                             4.9          6.6       6.2         5.4          5.1         5.7
Minority interest in net loss of consolidated subsidiaries       1.3          2.9       3.6         4.4          3.3         0.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method               --           --        --          --          0.2         7.2
                                                             -------    ---------   -------   ---------    ---------   ---------
               Total deductions                                  6.2          9.5       9.8         9.8          8.6        13.2


TOTAL EARNINGS                                               $ 142.2    $ 1,042.5   $ 796.2   $   867.0    $   908.8   $   872.5
                                                             =======    =========   =======   =========    =========   =========

FIXED CHARGES
-------------

Interest expense                                             $  77.3    $   147.8   $ 119.5   $   128.6    $   135.0   $   129.4
Capitalized interest                                             4.9          6.6       6.2         5.4          5.1         5.7
Amortization of debt discount, premium or expense                2.8          7.1       0.1         0.3          0.4         0.7
Interest portion of rental expense                              28.8         57.7      63.0        68.2         75.8        81.9
Proportionate share of fixed charges of investees
    accounted for by the equity method                           2.6          4.8       6.5         5.1          5.3         2.5
                                                             -------    ---------   -------   ---------    ---------   ---------

TOTAL FIXED CHARGES                                          $ 116.4    $   224.0   $ 195.3   $   207.6    $   221.6   $   220.2
                                                             =======    =========   =======   =========    =========   =========


TOTAL EARNINGS BEFORE FIXED CHARGES                          $ 258.6    $ 1,266.5   $ 991.5   $ 1,074.6    $ 1,130.4   $ 1,092.7
                                                             =======    =========   =======   =========    =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                               2.22        5.65      5.08        5.18         5.10        4.96



                                     x-12-1